Exhibit 99.1

TREE.COM REPORTS FOURTH QUARTER AND FULL YEAR 2012 FINANCIAL RESULTS

•                  Continuing operations revenue of $23.9 million, up significantly from fourth quarter 2011 GAAP revenue and total adjusted Exchanges revenue.

•                  Record Variable Marketing Margin of $12.4 million; third consecutive quarter above 50% of revenue.

•                  Positive net income both quarters since completing HLC transaction.

•                  Continuing operations Adjusted EBITDA exceeds prior guidance for fourth quarter 2012 and full year 2012.

CHARLOTTE, N.C., March 13, 2013 — Tree.com, Inc. (NASDAQ: TREE), operator of LendingTree.com, the nation’s leading online source for competitive home loan offers, today announced results for the quarter ended December 31, 2012.

Beginning in the third quarter 2012, after the completion of the sale of substantially all of the assets of the company’s former mortgage origination business in June 2012, Tree’s revenues and expenses reflect the monetization on our mortgage Exchange of all leads generated.  Prior to the third quarter 2012, Tree provided non-GAAP adjusted Exchanges metrics to give investors a view into what our results might have been if the company did not monetize some leads through the former mortgage origination business.  Tree is continuing to provide adjusted Exchanges metrics for applicable historical periods in which the company operated the mortgage origination business.

Chairman and CEO of Tree.com, Doug Lebda, commented, “Continuing our momentum, Q4 was a record quarter for Tree. In our second full quarter as a pure-play performance marketing company, we continued to grow revenue and generate variable marketing margin at record levels, in spite of seasonal pressures we typically see late in the year.  As a result, we exceeded our most recent guidance for Adjusted Exchanges EBITDA.”

“The mortgage business performed particularly well in the fourth quarter, with revenue 10% higher than the third quarter and 225% higher than GAAP revenue in the prior year quarter.  Fourth quarter revenue was also 55% higher than adjusted Exchanges revenue for the prior year quarter.  The number of mortgage lenders active on our exchange grew over 15% from the third quarter and our monetization of consumer loan requests reflected robust lead quality.  And at 52% of revenue in Q4, our Variable Marketing Margin exceeded 50% for the third consecutive quarter,” said Mr. Lebda.

Fourth Quarter 2012 Financial and Operating Highlights

Tree.com Exchanges Metrics (1)

$s in millions

				Y/Y
	Q/Q			Q4 2011		% Change
	Q4 2012	Q3 2012	% Change	GAAP	Adjusted	GAAP	Adjusted
Revenue
Mortgage	$21.9	$19.8	10%	$6.7	$14.1 (2)	225%	55%
Non-Mortgage	$2.1	$3.5	(41)%	$3.9	$3.9	(47)%	(47)%

Total Exchanges revenue	$23.9	$23.3	3%	$10.7	$18.0	124%	33%
Non Mortgage %	9%	15%		37%	22%

Selling and marketing expense
Exchanges marketing expense (3)	$11.6	$11.6	0%	$6.2	$8.5	86%	37%
Other Marketing	$2.3	$1.8	30%	$1.2	$1.2	97%	97%
Selling and marketing expense	$13.9	$13.4	4%	$7.4	$9.7	88%	44%

Variable marketing margin (4)	$12.4	$11.7	5%	$4.4	$9.5	178%	30%
Variable marketing margin % of revenue	52%	50%		42%	53%

Net Income/(Loss) from Continuing Operations	$2.3	$0.3	760%	$(5.1)	N/A	NM	N/A

Adjusted EBITDA	$2.8	$3.9	(28)%	N/A	$3.3 (5)	N/A	(14)%
Adjusted EBITDA % of revenue	12%	17%		N/A	18%	N/A

(1) Adjusted Exchanges mortgage revenue, total adjusted Exchanges revenue, Exchanges marketing expense, adjusted EBITDA and adjusted EBITDA % of revenue are non-GAAP measures.  Please see “Tree.com’s Reconciliation of Non-GAAP Measures to GAAP” and “Tree.com’s Principles of Financial Reporting” below for more information on these and other non-GAAP measures identified in this table.

(2) Adjusted Exchanges mortgage revenue is a non-GAAP measure and is defined as revenue from the Exchanges mortgage vertical plus modeled revenue for leads provided to the company’s former mortgage origination business, assuming sale prices for such leads equaled sale prices of leads of similar quality sold to network lenders.  Accordingly, this measure also assumes lender demand on the network would have been sufficient to absorb the additional lead volume without affecting the prices of the leads actually sold.  Please see  “Tree.com’s Principles of Financial Reporting” for further explanation of this metric.

(3) Exchanges marketing expense is defined as the portion of selling and marketing expense attributable to variable costs paid for advertising, direct marketing and related expenses, which excludes overhead, fixed costs and personnel-related expenses.  Adjusted Q4 2011 Exchanges marketing expense is a non-GAAP measure that adds to Exchanges marketing expense selling and marketing expense allocated to the company’s former mortgage origination business and recorded in discontinued operations

(4) Variable marketing margin is defined as revenue minus Exchanges marketing expense and is considered an operational metric.  Adjusted Q4 2011 variable marketing expense is adjusted to use Adjusted Exchanges revenue rather than revenue for the calculation.

(5) Adjusted Q4 2011 adjusted EBITDA is defined as Adjusted EBITDA from continuing operations, plus modeled revenue for leads provided to the company’s former mortgage origination business, minus Exchanges selling and marketing expense allocated to the company’s former mortgage origination business and recorded in discontinued operations.

•                  Fourth quarter revenue of $23.9 million was $5.9 million, or 33%, higher than adjusted Exchanges revenue from the fourth quarter of 2011, driven by a substantial increase in the mortgage business.  Additionally, revenue increased $0.6 million, or 3%, from $23.3 million in the prior quarter.

•                  Mortgage business revenue was 55% higher than adjusted Exchanges mortgage revenue from the fourth quarter of 2011.

•                  Variable marketing margin of $12.4 million was the highest level achieved since we began reporting this operating metric and, at 52% of revenue, represents the third consecutive quarter above fifty percent.  Further, it is $2.9 million, or 30%, greater than the fourth quarter 2011.

•                  Continuing operations Adjusted EBITDA of $2.8 million declined $0.5 million, or 14%, from the fourth quarter 2011 and $1.1 million, or 28%, from the prior quarter.  This was largely a result of certain non-recurring G&A items, as well as increased product development costs related to the Loan Explorer rate table and Reverse Mortgage products we launched commercially in January 2013.

•                  Working capital was $68.1 million at December 31, 2012, compared to $73.0 million at September 30, 2012.  Working capital is calculated as current assets (including unrestricted and restricted cash) minus current liabilities (including loan loss reserves).  The decline from September 30 is principally related to the special dividend cash payment of approximately $11.4 million which was made on December 26, 2012, as previously reported, and partially offset by a reduction in deferred income taxes.  Working capital does not include $10 million of deferred contingent consideration payable on the one year anniversary of the closing of the sale of the company’s mortgage origination business, subject to various conditions being satisfied.

•                  During the fourth quarter of 2012, the company spent approximately $519 thousand to purchase a total of 35,782 shares.  As of December 31, 2012, there was approximately $3.4 million in share repurchase authorization remaining under the current approved plan.

Business Outlook — 2013

Tree is providing revenue, variable marketing margin and Adjusted EBITDA guidance for 2013 as follows:

For the full year 2013,

•                  Revenue is anticipated to grow 40-46% over 2012 revenue reported on a GAAP basis and 15%—20% over 2012 adjusted Exchanges revenue.

•                  Variable marketing margin is anticipated to be 45%—48% of revenue.

•                  We are anticipating Adjusted EBITDA to be $15—$17 million.

Guidance for Q1 2013,

•                  Revenue is anticipated to grow 104—109% over Q1 2012 revenue reported on a GAAP basis and 12—15% over Q1 2012 adjusted Exchanges revenue.

•                  Variable marketing margin is anticipated to be $13—$14 million.

•                 Adjusted EBITDA is anticipated to be $4.0—$4.5 million.

Quarterly Conference Call

A conference call to discuss Tree’s fourth quarter 2012 financial results will be webcast live today at 11:00 AM Eastern Time (ET).  The live audio cast is open to the public and available on Tree’s investor relations website at http://investor-relations.tree.com/.  For those without access to the Internet, the call may be accessed toll-free via phone at 877-606-1416.  Callers outside the United State may dial 707-287-9313.  Following completion of the call, a recorded replay of the webcast will be available on Tree’s investor relations website until 11:59 PM ET on Wednesday March 27, 2013.  To listen to the telephone replay, call toll-free 855-859-2056 with passcode #18075511.  Callers outside the United States may dial 404-537-3406 with passcode #18075511.

QUARTERLY TABLES AND FINANCIALS —

TREE.COM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	(Unaudited)
	(In thousands, except per share amounts)
Revenue	$23,942	$10,666	$77,443	$54,617
Costs and expenses (exclusive of depreciation shown separately below)
Cost of revenue	1,465	604	4,295	4,133
Selling and marketing expense	13,937	7,415	48,934	46,662
General and administrative expense	6,456	4,693	22,622	19,751
Product development	1,146	526	3,529	3,203
Litigation settlements and contingencies	(4,173)	525	(3,225)	5,732
Restructuring and severance expense	52	90	(57)	1,080
Amortization of intangibles	44	104	358	891
Depreciation	901	1,346	4,105	5,023
Asset impairments	—	—	—	29,250
Total operating expenses	19,828	15,303	80,561	115,725
Operating income (loss)	4,114	(4,637)	(3,118)	(61,108)
Other income (expense)
Interest expense	(275)	(102)	(881)	(368)
Total other expense, net	(275)	(102)	(881)	(368)
Income (loss) before taxes	3,839	(4,739)	(3,999)	(61,476)
Income tax benefit (expense)	(1,497)	(363)	1,589	11,766
Net income (loss) from continuing operations	2,342	(5,102)	(2,410)	(49,710)
Gain from sale of discontinued operations, net of tax	(20)	—	24,293	7,752
Income (loss) from operations of discontinued operations, net of tax	(293)	6,284	24,452	(17,545)
Income (loss) from discontinued operations	(313)	6,284	48,745	(9,793)
Net income (loss) available to common shareholders	$2,029	$1,182	$46,335	$(59,503)
Weighted average common shares outstanding	11,386	11,045	11,313	10,995
Weighted average diluted shares outstanding	12,175	11,045	11,313	10,995
Net income (loss) per share from continuing operations
Basic	$0.21	$(0.46)	$(0.21)	$(4.52)
Diluted	$0.19	$(0.46)	$(0.21)	$(4.52)
Net income (loss) per share available to common shareholders
Basic	$0.18	$0.11	$4.10	$(5.41)
Diluted	$0.17	$0.11	$4.10	$(5.41)

TREE.COM, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2012	December 31, 2011
	(In thousands, except par value and share amounts)
ASSETS:
Cash and cash equivalents	$80,190	$45,541
Restricted cash and cash equivalents	29,414	12,451
Accounts receivable, net of allowance of $503 and $86, respectively	11,488	5,474
Prepaid and other current assets	743	1,060
Current assets of discontinued operations	407	232,425
Total current assets	122,242	296,951
Property and equipment, net	6,155	8,375
Goodwill	3,632	3,632
Intangible assets, net	10,831	11,189
Other non-current assets	152	246
Non-current assets of discontinued operations	129	10,947
Total assets	$143,141	$331,340
LIABILITIES:
Accounts payable, trade	$2,741	$9,072
Deferred revenue	648	176
Deferred income taxes	—	4,335
Accrued expenses and other current liabilities	18,793	16,712
Current liabilities of discontinued operations	31,987	250,030
Total current liabilities	54,169	280,325
Income taxes payable	—	7
Other long-term liabilities	936	4,070
Deferred income taxes	4,687	435
Non-current liabilities of discontinued operations	253	1,032
Total liabilities	60,045	285,869
Commitments and contingencies
SHAREHOLDERS’ EQUITY:
Preferred stock $.01 par value; authorized 5,000,000 shares; none issued or outstanding	—	—
Common stock $.01 par value; authorized 50,000,000 shares; issued 12,625,678 and 12,169,226 shares, respectively, and outstanding 11,437,199 and 11,045,965 shares, respectively	126	121
Additional paid-in capital	916,388	911,987
Accumulated deficit	(824,006)	(858,105)
Treasury stock 1,188,479 shares	(9,412)	(8,532)
Total shareholders’ equity	83,096	45,471
Total liabilities and shareholders’ equity	$143,141	$331,340

TREE.COM’S RECONCILIATION OF NON-GAAP MEASURES TO GAAP ($ in thousands):

Below is a reconciliation of Adjusted EBITDA to net income (loss) for both continuing operations and discontinued operations.  See “Tree.com’s Principals of Financial Reporting” for further discussion of the Company’s use of these Non-GAAP measures.

	Three Months Ended				Year Ended
	March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012	December 31, 2012
	(Dollars in thousands)
Adjusted EBITDA from continuing operations	$(2,546)	$(317)	$3,899	$2,817	$3,852
Adjustments to reconcile to net loss from continuing operations:
Amortization of intangibles	(107)	(106)	(101)	(44)	(358)
Depreciation	(1,224)	(1,046)	(935)	(901)	(4,105)
Restructuring and severance income (expense)	64	(3)	48	(52)	57
Loss on disposal of assets	(60)	—	(284)	(394)	(739)
Non-cash compensation	(1,184)	(1,072)	(1,310)	(1,485)	(5,050)
Litigation settlements and contingencies	(222)	(216)	(510)	4,173	3,225
Other expense, net	(121)	(136)	(349)	(276)	(881)
Income tax benefit (expense)	2,131	1,142	(188)	(1,497)	1,589
Net income (loss) from continuing operations	$(3,269)	$(1,754)	$270	$2,342	$(2,410)

Below is a reconciliation of revenue to adjusted Exchanges revenue, selling and marketing expense to adjusted Exchanges marketing expense, and Adjusted EBITDA from continuing operations (reconciled to Net income (loss) loss in table above) to Adjusted Exchanges EBITDA.

See “Tree.com’s Principles of Financial Reporting” for further discussion of the Company’s use of these Non-GAAP measures.

	Qtr 4	Qtr 3	Qtr 4
(Dollars in thousands)	2012	2012	2011

Revenue (Continuing Operations)	$23,942	$23,296	$10,666

Mortgage Exchanges Revenue	21,874	19,801	6,738
Adjustment: Modeled Revenue for leads sent to LTL	0	0	7,343
Adjusted Mortgage Exchange Revenue	$21,874	$19,801	$14,082

Non-Mortgage Revenue	2,069	3,495	3,928

Total Adjusted Exchanges Revenue	$23,942	$23,296	$18,009

Selling and Marketing Expense (Continuing Operations)	$13,937	$13,375	$7,415

Exchanges Marketing	11,590	11,572	6,221
Adjustment: Shared Variable Marketing allocated to Discontinued Ops	0	0	2,258
Adjusted Exchanges Marketing Expense	$11,590	$11,572	$8,479

Other Marketing	2,347	1,804	1,194

Adjusted EBITDA - Continuing Operations *	$2,817	$3,899	$(1,427)

Adjustment: Combined revenue and marketing	0	0	5,085
Adjustment: Shared compensation costs allocated to Discontinued Ops	0	0	(383)
Adjusted Exchanges EBITDA	$2,817	$3,899	$3,275

*  See reconciliation in prior table.

	Qtr 1	Qtr 2	Qtr 3	Qtr 4	FY
	2012	2012	2012	2012	2012

Revenue (Continuing Operations)	$13,235	$16,969	$23,296	$23,942	$77,443

Adjustment: Modeled Revenue for leads sent to LTL	$10,838	$6,026			$16,864

Adjusted Exchanges Revenue	$24,073	$22,995	$23,296	$23,942	$94,307

TREE.COM’S PRINCIPLES OF FINANCIAL REPORTING

Tree.com reports Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), and adjusted for certain items discussed below (“Adjusted EBITDA”), adjusted Exchanges mortgage revenue, total adjusted Exchanges revenue, adjusted Exchanges marketing expense, adjusted Exchanges EBITDA and adjusted EBITDA % of revenue as supplemental measures to GAAP. These measures are primary metrics by which Tree.com evaluates (or in the case of adjusted Exchanges metrics, evaluated prior to the sale of the mortgage origination business) the performance of its businesses, on which its marketing expenditures are based and, in the case of Adjusted EBITDA, by which management and many employees are compensated. Tree.com believes that investors should have access to the same set of tools that it uses in analyzing its results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. Tree.com provides and encourages investors to examine the reconciling adjustments between the GAAP and non-GAAP measures set forth above.  Tree.com is not able to provide a reconciliation of projected adjusted EBITDA to expected reported results due to the unknown effect, timing and potential significance of the effects of the wind-down of discontinued operations and tax considerations.

Definition of Tree.com’s Non-GAAP Measures

EBITDA is defined as operating income or loss (which excludes interest expense and taxes) excluding amortization of intangibles and depreciation.

Adjusted EBITDA is defined as EBITDA excluding (1) non-cash compensation expense, (2) non-cash intangible asset impairment charges, (3) gain/loss on disposal of assets, (4) restructuring and severance expenses, (5) litigation settlements and contingencies, (6) pro forma adjustments for significant acquisitions or dispositions, and (7) one-time items. Adjusted EBITDA has certain limitations in that it does not take into account the impact to Tree.com’s statement of operations of certain expenses, including depreciation, non-cash compensation and acquisition-related accounting. Tree.com endeavors to compensate for the limitations of the non-GAAP measures presented by also providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures.

Adjusted Exchanges mortgage revenue is defined as revenue from the Exchanges mortgage vertical plus modeled revenue for leads provided to HLC, assuming sale prices for such leads equaled contemporaneous sale prices of leads of similar quality sold to network lenders.  Accordingly, this measure also assumes lender demand on the network would have been sufficient to absorb the additional lead volume without affecting the prices of the leads actually sold.  The Company believes these are reasonable assumptions to facilitate the purpose of this metric, which is to give investors a view into what the results might have been if the Company did not operate HLC.  Investors are cautioned that there is inherent uncertainty in this metric and the Company urges investors to consider this metric and the other non-GAAP measures discussed below that include this metric in addition to results prepared in accordance with GAAP and not as substitutions for or superior to GAAP results.

Total adjusted Exchanges revenue is defined as adjusted Exchanges revenue plus revenue from the non-mortgage verticals.

Exchanges marketing expense is defined as the portion of selling and marketing expense attributable to variable costs paid for advertising, direct marketing and related expenses, plus selling and marketing expense allocated to HLC and recorded in discontinued operations.  This metric excludes overhead, fixed costs and personnel-related expenses.  Adjusted Exchanges marketing expenses is a non-GAAP measure that adds to Exchanges marketing expense selling and marketing expense allocated to the company’s former mortgage origination business and recorded in discontinued operations.

Adjusted Exchanges EBITDA is defined as Adjusted EBITDA from continuing operations, plus modeled revenue for leads provided to HLC, minus Exchanges selling and marketing expense allocated to HLC and recorded in discontinued operations.

Non-GAAP adjusted Exchanges metrics are not prepared in accordance with SEC rules or Generally Accepted Accounting Principles requiring certain pro forma financial information giving effect to the disposition of a material asset that has occurred or in some cases that is probable, and they are not intended to be a substitute for such financial information.  The Company prepared and reported pro forma financial information following the closing of the sale of assets of Home Loan Center in accordance with SEC rules and Generally Accepted Accounting Principles, which was filed as an exhibit to Tree.com’s Form 8-K filed on June 7, 2012.

One-Time Items

Adjusted EBITDA is adjusted for one-time items, if applicable. Items are considered one-time in nature if they are non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. For the periods presented in this report, there are no adjustments for one-time items.

Non-Cash Expenses That Are Excluded From Tree.com’s Adjusted EBITDA and Adjusted Exchanges EBITDA

Non-cash compensation expense consists principally of expense associated with the grants of restricted stock units and stock options. These expenses are not paid in cash and Tree.com will include the related shares in its calculations of fully diluted shares outstanding. Upon vesting of restricted stock units and the exercise of certain stock options, the awards will be settled, at Tree.com’s discretion, on a net basis, with Tree.com remitting the required tax withholding amounts from its current funds.

Amortization and impairment of intangibles are non-cash expenses relating primarily to acquisitions. At the time of an acquisition, the intangible assets of the acquired company, such as purchase agreements, technology and customer relationships, are valued and amortized over their estimated lives.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

The matters contained in the discussion above may be considered to be “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995.  Those statements include statements regarding the intent, belief or current expectations or anticipations of Tree.com and members of our management team.  Factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the following: adverse conditions in the primary and secondary mortgage markets and in the economy, particularly interest rates; seasonality of results; potential liabilities to secondary market purchasers; changes in the Company’s relationships with network lenders; breaches of network security or the misappropriation or misuse of personal consumer information; failure to provide competitive service; failure to maintain brand recognition; ability to attract and retain customers in a cost-effective manner; ability to develop new products and services and enhance existing ones; competition; allegations of failure to comply with existing or changing laws, rules or regulations, or to obtain and maintain required licenses; failure of network lenders or other affiliated parties to comply with regulatory requirements; failure to maintain the integrity of systems and infrastructure; liabilities as a result of privacy regulations; failure to adequately protect intellectual property rights or allegations of infringement of intellectual property rights; and changes in management.  These and additional factors to be considered are set forth under “Risk Factors” in our Annual Report on Form 10-K for the period ended December 31, 2011, our Quarterly Reports on Form 10-Q for the period ended March 31, 2012, June 30, 2012 and September 30, 2012, and in our other filings with the Securities and Exchange Commission.  We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results or expectations.

About Tree.com, Inc.

Tree.com, Inc. (NASDAQ: TREE) is the parent of several brands and businesses that provide information, tools, advice, products and services for critical transactions in consumers’ lives.  Our family of brands includes: LendingTree®, GetSmart®, DegreeTree®, LendingTreeAutos, DoneRight!®, ServiceTreeSM, InsuranceTree® and HealthTree. Together, these brands serve as an ally for consumers who are looking to comparison shop for loans, education, auto, home services and other services from multiple businesses and professionals who will compete for their business.

Tree.com, Inc. is headquartered in Charlotte, N.C. and maintains operations solely in the United States. For more information, please visit www.tree.com.

Contacts:

Investor Relations

877-640-4856

tree.com-investor.relations@tree.com